STAN J.H. LEE, CPA
             2160 North Central Rd Suite 203 * Fort Lee T NJ 07024
                  P.O. Box 436402 * San Diego * CA 92143-6402
               619-623-7799 * Fax 619-564-3408 * stan2u@gmail.com


To Whom It May Concerns:


The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of April 12, 2011, on the audited financial statements of World Mortgage Exchange Group, Inc. as of December 31, 2010 and 2009 and for the fiscal years then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly yours,

/s/ Stan J.H. Lee, CPA

----------------------
Stan J.H. Lee, CPA
April 12, 2011
Fort Lee, NJ 07024



            REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT
       BOARD MEMBER OF NEW JERSEY SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS
              REGISTERED WITH CANADIAN PUBLIC ACCOUNTABILITY BOARD